Exhibit 5.1

Charles J. Bair

(858) 550-6142

cbair@cooley.com

March 25, 2011

Trius Therapeutics, Inc.

6310 Nancy Ridge Drive, Suite 101

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Trius Therapeutics, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 969,945 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (i) 709,459 Shares (the “2010 EIP Shares”) reserved for issuance pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 EIP”), (ii) 236,486 Shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”) and (iii) 24,000 Shares (the “NEDSOP Shares”) reserved for issuance pursuant to the Company’s 2010 Non-Employee Directors’ Stock Option Plan (the “2010 NEDSOP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the 2010 EIP, the 2010 ESPP and the 2010 NEDSOP, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2010 EIP Shares, when sold and issued in accordance with the 2010 EIP, the ESPP Shares, when sold and issued in accordance with the 2010 ESPP, and the NEDSOP Shares, when sold and issued in accordance with the 2010 NEDSOP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM